SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name: Salient Absolute Return Institutional Fund

Address of Principal Business Office:

4265 San Felipe, Suite 800
Houston, Texas 77027

Telephone Number: 1-800-725-9456

Name and address of agent for service of process:

Jeremy L. Radcliffe
Secretary
Salient Absolute Return Institutional Fund
4265 San Felipe, Suite 800
Houston, Texas 77027

With copies to:

George J. Zornada
K&L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and the State of Texas on the 3rd of February, 2010.

Salient Absolute Return Institutional Fund

/s/ A. Haag Sherman
A. Haag Sherman
Principal Executive Officer

Attest:  /s/ Jeremy L. Radcliffe
Jeremy L. Radcliffe
Secretary